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Exhibit 99.1

N  E  W  S      R  E  L  E  A  S  E

DADE BEHRING INC. 1717 Deerfield Road P.O. Box 778 Deerfield, IL 60015-0778	Tel: +1 (847) 267-5300 Fax: +1 (847) 267-5408
Contact:	Pattie Overstreet-Miller (Media) Nancy Krejsa (Investors)	(847) 267-5426 (847) 267-5483

DADE BEHRING REPORTS CONTINUED REVENUE AND PROFITABILITY
GROWTH IN THE FIRST QUARTER OF 2003

        Deerfield, Ill. (May 12, 2003)—Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported continued year-over-year revenue growth in the first quarter ended March 31, 2003. Net income for the quarter was $10.8 million, or $0.26 per share on a diluted basis. Net income for the same period in 2002 was $15.6 million, which included a $20.0 million gain from the required adoption of FAS 141. Income excluding the gain from the adoption of FAS 141 increased by $15.2 million over the prior year's period.

        "Our sole focus on the clinical lab and the resulting strength of our partnership with our customers have been key drivers of Dade Behring's continued success. Our customers in the clinical lab know they can count on Dade Behring people to deliver the product and service solutions they need," said Jim Reid-Anderson, Dade Behring's Chairman, President and CEO. "We remain intensely focused on strengthening bonds with our current customers, as well as on continuing share gains in the markets we serve."

        The company reported first-quarter 2003 revenues of $342.7 million, an increase of 11.9 percent over revenues during the same period last year. On a constant currency basis, revenues rose 3.8 percent year-over-year.

        "First-quarter results reflect the strength of our business. We have now moved completely beyond the impact of our debt restructuring process," said Reid-Anderson. "We generated net cash flow of $27 million (cash flow from operations less capital spending) in the first quarter, and continued to make good progress toward the achievement of all our key five-year financial targets as previously communicated."

        First-quarter 2003 Bank EBITDA (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges, as defined in our credit agreements) was $70.5 million, compared with first-quarter 2002 Bank EBITDA of $60.9 million, a year-over-year increase of 15.8 percent. To allow for accurate year-over-year comparisons and because it is an important financial metric for certain of our investors, Dade Behring will continue to report Bank EBITDA.

Operational Highlights

        Dade Behring reported strong performance across all core product lines in the first quarter of 2003. First quarter 2003 total revenues increased 11.9 percent which was comprised of a 2.8 percent increase in North America and a 22.2 percent increase internationally when compared with revenues in the year earlier period. Dade Behring's worldwide installed instrument base grew to approximately 40,600 in the first quarter of 2003, an increase of 1.3 percent compared to the company's installed instrument base in the fourth quarter of 2002. Research and development spending in the first quarter of 2003 increased $7.0 million or 37.2 percent compared with the same period last year.

        "This was a particularly noteworthy quarter for us since we began trading on the NASDAQ in late February, an important milestone for the company and its stakeholders," Reid-Anderson added. "We also made excellent progress on all key R&D projects, including our next-generation chemistry analyzer, and saw the introduction of products such as the D-Dimer test for our Stratus® CS instrument and the Protis software now available in Europe. Equally important has been our recognition as Supplier of the Year by two major purchasing organizations in the U.S."

        With 2002 revenues of nearly $1.3 billion, Dade Behring (NASDAQ: DADE) is the world's largest company dedicated solely to clinical diagnostics. It offers a wide range of products and systems designed to meet the day-to-day needs of labs. The company is headquartered in Deerfield, Illinois, and has operations in 43 countries. Additional company information is available on the Internet at www.dadebehring.com.

        This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the Company's businesses. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Company.

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Dade Behring Holdings, Inc.
Revenue By Product Line

	Quarter Ended March 31
			% Change
(Dollars in millions)	2003	2002	Reported	On a Constant Currency Basis*
Product Line
Core Chemistry	$215.8	$192.8	11.9%	5.1%
Hemostasis	57.3	49.2	16.5%	4.2%
Microbiology	32.1	28.5	12.6%	7.7%
Infectious Disease	19.1	15.4	24.0%	4.4%
Mature Products	18.4	20.3	-9.4%	-15.6%

Total	$342.7	$306.2	11.9%	3.8%

*
"Constant currency" is not a U.S. GAAP defined measure. We believe this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. "Constant currency" as defined or presented by us may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Statements of Operations

(Dollars in millions, except per share data)	Successor Company Quarter ended March 31, 2003	Predecessor Company Quarter ended March 31, 2002
	(Unaudited)	(Unaudited)
Net sales	$342.7	$306.2
Cost of goods sold	163.9	148.2

Gross profit	178.8	158.0
Operating costs and expenses:
Marketing and administrative expense	113.6	99.0
Research and development expense	25.8	18.8
Cost reduction programs expense	—	1.0
Restructuring expense, net	—	1.9

Income from operations	39.4	37.3
Other income (expense):
Interest expense	(19.9)	(30.7)
Interest income	0.9	0.9
Balance sheet restructuring costs	—	(3.8)
Foreign exchange loss	(2.2)	(5.4)
Other expense	(0.6)	(2.0)

Income (loss) before income tax	17.6	(3.7)
Income tax expense	6.8	0.7

Income (loss) before cumulative effect of change in accounting principle	10.8	(4.4)
Cumulative effect of change in accounting principle	—	20.0

Net income	$10.8	$15.6

Basic and diluted earnings (loss) per Predecessor Company
Class L and Common shares:
Loss before cumulative effect of change in accounting principle		$(0.10)
Cumulative effect of change in accounting principle		0.40

Net earnings per share		$0.30

Basic earnings per Successor Company common share	$0.27

Diluted earnings per Successor Company common share	$0.26

Net income to Bank EBITDA reconciliation:
Net income	$10.8	$15.6
Depreciation and amortization (including amortization of deferred financing fees)	32.2	26.9
Cumulative effect of change in accounting principle	—	(20.0)
Non-cash charges:
Loss on disposal of fixed assets	0.9	2.1
Stock-based compensation expense	1.4	0.4
Non-cash charge related to loss in equity investment	—	0.1
Other non-cash charges	—	0.4
Non-recurring charges:
Non-recurring cost reduction programs, net of reversals	—	2.9
Non-recurring charges related to balance sheet restructuring	—	3.8
Income tax expense	6.8	0.7
Interest expense, net (excluding amortization of deferred financing fees)	18.4	28.0

Bank EBITDA	$70.5	$60.9

Dade Behring Holdings, Inc.
Consolidated Balance Sheets

(Dollars in millions, except share-related data)	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$62.6	$35.5
Restricted cash	8.4	7.9
Accounts receivable, net	278.7	289.7
Inventories	175.0	174.3
Prepaid expenses	17.0	18.9
Deferred income taxes	0.9	0.4

Total current assets	542.6	526.7
Property, plant and equipment, net	391.7	390.5
Debt issuance costs, net	13.4	14.0
Deferred income taxes	4.0	3.5
Identifiable intangible assets, net	412.0	414.3
Goodwill, net	533.3	543.0
Other assets	29.6	26.8

Total assets	$1,926.6	$1,918.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$5.2	$6.1
Current portion of long-term debt	10.0	5.0
Accounts payable	73.7	76.8
Accrued liabilities	213.1	228.5

Total current liabilities	302.0	316.4
Long-term debt	756.4	760.7
Deferred income taxes	119.1	122.6
Other liabilities	139.7	131.0

Total liabilities	1,317.2	1,330.7
Commitments and contingencies:
Common stock: $.01 par value; 50,000,000 shares authorized; 40,039,067 and 39,929,479 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	0.4	0.4
Additional paid-in capital	645.3	643.1
Unearned stock-based compensation	(0.2)	—
Accumulated deficit	(37.8)	(48.6)
Accumulated other comprehensive income (loss)	1.7	(6.8)

Total shareholders' equity	609.4	588.1

Total liabilities and shareholders' equity	$1,926.6	$1,918.8

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DADE BEHRING REPORTS CONTINUED REVENUE AND PROFITABILITY GROWTH IN THE FIRST QUARTER OF 2003